Lang Michener LLP
Barristers & Solicitors
1500 – 1055 West Georgia Street
P.O. Box 11117
Vancouver, B.C.
V6E 4N7
Telephone: (604) 689-9111
Facsimile: (604) 685-7084
Web site: www.langmichener.com
Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

May 17, 2004

Silverado Gold Mines Ltd.
Suite 505, 1111 West Georgia Street
Vancouver, B.C.
V6E 4M3

Attention:            The Board of Directors

Dear Sirs:

Silverado Gold Mines Ltd. (the “Company”)
Form SB-2 Registration Statement dated May 17, 2004

We have acted as special British Columbia counsel to the Company in connection with the filing by the Company of a registration statement on Form SB-2 dated May 17, 2004 (the “Registration Statement”) with the United States Securities and Exchange Commission.

We write with respect to the issuances by the Company of the securities described below:

1.

Warrant Exercise Agreements

The Company entered into warrant exercise agreements (the “Warrant Exercise Agreements”) with the investors named in Schedule A to this letter (the “January 2004 Private Placement Shareholders”) whereby the Company issued to the January 2004 Private Placement Shareholders share purchase warrants to purchase 11,750,0000 common shares of the Company (the “Replacement Warrants”) on December 31, 2003. The January 2004 Private Placement Shareholders exercised a total of 5,000,000 Replacement Warrants effective January 10, 2004. In accordance with the terms of the Warrant Exercise

Agreements, the Company issued 5,000,000 common shares (the “Replacement Warrant Shares”) upon exercise of the 5,000,000 Replacement Warrants and additional warrants to purchase 5,000,000 common shares at a price of $0.20 per share by January 10, 2005 (the “Additional Replacement Warrants”) to the January 2004 Private Placement Shareholders, each on January 10, 2004. Upon completion of the exercise of the 5,000,000 Replacement Warrants, an aggregate of 6,750,000 Replacement Warrants remained outstanding and unexercised. Under the Warrant Exercise Agreements, the Company agreed to file a registration statement with the Securities and Exchange Commission by March 10, 2004 in order to register the resale by the January 2004 Private Placement Shareholders of the 5,000,000 Replacement Warrant Shares, the 6,750,000 shares issuable upon exercise of the remaining 6,750,000 Replacement Warrants and the 5,000,000 shares issuable upon exercise of the 5,000,000 Additional Replacement Warrants.

The Company entered into delay agreements with the January 2004 Private Placement Selling Shareholders dated May 13, 2004 whereby the Company agreed to issue an additional 600,000 shares in aggregate to the January 2004 Private Placement Shareholders (the “Delay Shares”) in exchange for waiver of any claim by the January 2004 Private Placement Shareholders against the Company arising out of the delay in filing the required registration statement by March 10, 2004 (the “Delay Agreements”). The Company issued the Delay Shares effective March 10, 2004 and agreed to register the resale of these 600,000 Delay Shares by the January 2004 Private Placement Selling Shareholders.

The number of Replacement Warrant Shares, Replacement Warrants, Additional Replacement Warrants and Delay Shares held by each of the January 2004 Private Placement Selling Shareholders is set forth on Schedule A to this letter.

B.	CEOcast, Inc.
The Company entered into a consultant agreement with CEOcast, Inc. (“CEOcast”) dated April 21, 2004 (the “CEOcast Agreement”) whereby the Company issued to CEOcast 750,000 common shares (the “CEOcast Shares”) as partial consideration for the agreement of CEOcast to provide the services pursuant to the CEOcast Agreement.

C.	May 2004 Private Placement
The Company entered into a subscription agreement with Mr. Christoph Bruning dated May 10, 2004 whereby the Company issued to Mr. Bruning an aggregate of 1,400,000 common shares (the “Bruning Shares”) and 1,400,000 share purchase warrants (the “Bruning Warrants”). Each Bruning Warrant entitles Mr. Bruning to purchase one additional common share at a price of $0.075 per share for a two year period from the date of the subscription (the “Bruning Warrant Shares”).

D.

Smith Canciglia

The Company entered into a consultant agreement with Smith Canciglia Consulting Inc. (“Smith Canciglia Consulting”) dated May 16, 2004 (the “Smith Canciglia Consultant Agreement”) whereby the Company granted to each of Terri D. Smith and Henry R. Canciglia (together, the “Smith Canciglia Optionees”) of Smith Canciglia Consulting options to purchase 480,000 common shares on the terms and subject to the conditions of the Consultant Agreement (the “Smith Canciglia Consultant Options”). The Smith Canciglia Consultant Options vest at the rate of 80,000 options per month over a six month term. The Company will issue common shares (the “Smith Canciglia Option Shares”) at an exercise price of $0.075 per share upon exercise of the Smith Canciglia Consultant Options in accordance with the terms and conditions of the Smith Canciglia Consultant Agreement.

Scope of Review

In our capacity as special British Columbia counsel, we have reviewed only the following documents and have made no other investigation or inquiry:

1.	The Certificate of Incorporation of the Company, as amended and in effect as of the date hereof;
2.	The Articles of the Company, as amended and in effect as of the date hereof;
3.	Transition Application and Notice of Articles dated April 21, 2004;
4.	Certificate of Good Standing issued by the British Columbia Registrar of Companies as of May 17, 2004;
5.	Copies of the executed Warrant Exercise Agreements between the Company and each of the January 2004 Private Placement Selling Shareholders;
6.
Consent resolutions of the board of directors of the Company dated January 8, 2004 approving the Warrant Exercise Agreements and the issuances of securities pursuant to the Warrant Exercise Agreements;

7.	Copies of the executed Delay Agreements signed by each of the January 2004 Private Placement Selling Shareholders;
8.
Consent resolutions of the board of directors of the Company dated May 13, 2004 approving the Delay Agreements and the issuance of the Delay Shares pursuant to the Delay Agreements and ratifying, approving and confirming the issuance of the Replacement Warrant Shares, the Additional Replacement Warrants and the common shares issuable upon exercise of the Additional Replacement Warrants;

9.	An executed copy of the CEOcast Agreement;
10.	Consent resolutions of the board of directors of the Company dated April 21, 2004 approving the CEOcast Agreement and the issuance of the CEOcast Shares;
11.	An executed copy of the Bruning Subscription Agreement and a certificate representing the Bruning Warrants;
12.
Consent resolutions of the board of directors of the Company dated May 10, 2004 approving the Bruning Subscription Agreement and the issuances of Bruning Shares, the Bruning Warrants and the Bruning Warrant Shares;

13.	An executed copy of the Smith Canciglia Consultant Agreement;
14.
Consent resolutions of the board of directors of the Company dated May 16, 2004 approving the Smith Canciglia Consultant Agreement and the issuance of the Smith Canciglia Consultant Shares upon exercise of the Smith Canciglia Consultant Options;

15.	Officer's certificates of Gary Anselmo, President of the Company (the "Officer's Certificates") dated May 17, 2004.

For purposes of this opinion we have not reviewed any documents other than the documents listed in (1) through (15) above. In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

Opinion

Based upon the foregoing and upon an examination of such questions of British Columbia law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we are of the opinion that:

1.	the Replacement Warrant Shares, the Delay Shares, the CEOcast Shares and the Bruning Shares have been validly issued and are fully paid and non-assessable common shares in the capital of the Company;
2.
the 6,750,000 common shares issuable upon exercise of the unexercised Replacement Warrants, the 5,000,000 common shares issuable upon exercise of the Additional Replacement Warrants and the Bruning Warrant Shares will, upon exercise of the share purchase warrants in accordance with their terms and payment in full of the exercise price of the share purchase warrants, be validly issued, fully paid, and non-assessable shares in the capital of the Company upon issuance; and

3.
the Smith Conciglia Option Shares will, upon exercise of the Smith Canciglia Consultant Options in accordance with the terms and conditions of the Smith Canciglia Consultant Agreement and payment in full of the exercise price of the Smith Canciglia Consultant Options, be validly issued, fully paid, and non-assessable shares in the capital of the Company upon issuance.

Further Assumptions, Exceptions, Limitations and Qualifications

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

A.
The foregoing opinion is limited to the laws of the Province of British Columbia presently in effect. We express no opinion as to the laws, rules, or regulations of any other jurisdictions including, without limitation, the federal laws of the United States and rules and regulations relating thereto.

B.
We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

C.
We have assumed that at the time the Company is or becomes obligated to issue any Common Shares pursuant to the exercise of the Replacement Warrants, the Additional Replacement Warrants, the Bruning Warrants or the Smith Canciglia Consultant Options, the Company will have adequate authorized and unissued common shares to fulfill such obligations.

D.
We have assumed, based on the consent resolutions of the directors and officer's certificates of the Company, that the Company has received all consideration for the shares presently issued, including the Replacement Warrant Shares, the Delay Shares, the CEOcast Shares and the Bruning Shares, whether by payment of cash, property or past services, and the Company will receive all consideration payable in respect of the exercise of the Replacement Warrant, the Additional Replacement Warrants, the Bruning Warrants and the Smith Canciglia Stock Options, whether by payment of cash, property or past services, prior to the issuance of such shares.

E.
The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of British Columbia law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We understand that you wish to file this opinion as an exhibit to the Registration Statement and we consent to the inclusion of our opinion in the Registration Statement.

Yours truly,

/s/ Michael H. Taylor

Michael H. Taylor
for Lang Michener LLP

MHT/egs

SCHEDULE A

Name	No. of Replacement Warrants Exercised	No. of Replacement Shares Issued	Balance of Replacement Warrants	Additional Replacement Warrant Issued	Number of Delay Shares to be Issued
Platinum Partners Value Arbitrage Fund LP	2,127,660	2,127,660	2,872,340	2,127,660	255,318
M/S Family Foundation	297,872	297,872	402,128	297,872	35,745
Mesivta of Long Beach	531,915	531,915	718,085	531,915	63,830
Mesivta of Long Beach	85,106	85,106	114,894	85,106	10,214
Salvatore Amato	106,383	106,383	143,617	106,383	12,766
Sara Heiman	127,660	127,660	172,340	127,660	15,318
Harry Adler	297,872	297,872	402,128	297,872	35,745
Philip Huberfeld	297,872	297,872	402,128	297,872	35,745
Keren MYCB Elias Foundation	297,872	297,872	402,128	297,872	35,745
Chancellor Apartments, LLC	106,383	106,383	143,617	106,383	12,766
Zenny Trading Limited	638,298	638,298	861,702	638,298	76,595
Rachel Mendelovitz	85,106	85,106	114,894	85,106	10,214
TOTALS	5,000,000	5,000,000	6,750,000	5,000,000	600,000